EXHIBIT 1.1

                   CAPITAL STOCK PURCHASE AGREEMENT

This Capital Stock Purchase Agreement (the "Agreement") is made and entered into on January 11, 2002, by and among Dorothy P. Hughes, and assigns (the "Buyer"), Teldar Financial, Inc., a Delaware corporation ("Teldar"), and Dotcom Internet Ventures Ltd.
("Shareholder").

1.   THE ACQUISITION.

     1.1 Purchase and Sale Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, Shareholder shall sell 5,000,000 shares (the "Teldar Shares") of the common stock of Teldar to the Buyer hereto and the Buyer shall purchase the Teldar Shares from Shareholder, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws.

     1.2 Purchase Price. At the Closing, the Buyer shall pay an aggregate total of $25,000 (the "Purchase Price") in consideration for the Teldar Shares to Shareholder by cashier's check made payable to the order of the Shareholder.

2.        THE CLOSING.

     2.1 Place and Time. The closing of the sale of the Teldar Shares for the Purchase Price (the "Closing") shall take place at Teldar's office at 1422 Chestnut Street, Suite 410, Philadelphia, PA 19102 no later than the close of business (Philadelphia County, Philadelphia time) on or before January 18, 2002 or at such other place, date and time as the parties hereto may agree in writing.

     2.2 Deliveries by Shareholder. At the Closing, Shareholder shall deliver the following to the Buyer:

          a. Certificates representing the Teldar Shares, duly endorsed for transfer to the Buyer and accompanied by appropriate stock powers, or Certificates representing the Teldar Shares reissued in the name of Buyer.

          b. The documents contemplated by Section 3.

          c. All other documents, instruments and writings required by this Agreement to be delivered by Shareholder at the Closing and any other documents or records relating to Teldar's business reasonably requested by the Buyer in connection with this Agreement.

     2.3 Deliveries by Buyer. At the Closing, the Buyer shall deliver the following to Shareholder:

          a. The Purchase Price by cashier's check made payable to the order of the Shareholder.

          b. The documents contemplated by Section 4.

          c. All other documents, instruments and writings required by this Agreement to be delivered by the Buyer at the Closing.

3.   CONDITIONS TO THE BUYER'S OBLIGATIONS.

     The obligations of the Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the
Buyer:

     3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits the Buyer's acquisition of the Teldar Shares or that will require any divestiture as a result of the Buyer's acquisition of the Teldar Shares or that will require all or any part of the business of Teldar to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Teldar or the Buyer if this Agreement is consummated shall be pending.

     3.2 Representations, Warranties and Agreements. (a) The representations and warranties of Shareholder and Teldar set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) Shareholder and Teldar shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

     3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Buyer's acquisition of the Teldar Shares shall have been obtained and shall be in full force and effect.

     3.4 Resignations of Director. Effective on the Closing Date, all of the officers and directors shall have resigned as an officer, director and employee of Teldar. The Buyer understands that such resignations may require a filing in accordance with Rule 14f-1 of the Exchange Act.

4.   CONDITIONS TO SHAREHOLDER AND TELDAR'S OBLIGATIONS.

     The obligations of Shareholder and Teldar to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Shareholder and Teldar:

     4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits the Buyer's acquisition of the Teldar Shares or that will require any divestiture as a result of the Buyer's acquisition of the Teldar Shares or that will require all or any part of the business of Teldar to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Teldar or the Buyer if this Agreement is consummated shall be pending.

     4.2 Representations, Warranties and Agreements. (a) The representations and warranties of the Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) the Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

     4.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Buyer's acquisition of the Teldar Shares shall have been obtained and shall be in full force and effect.

5.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND
     TELDAR.

     Shareholder and Teldar each hereby jointly and severally represents and warrants to the Buyer that:

     5.1 Authorization. This Agreement has been duly and validly authorized, executed and delivered by Shareholder and Teldar and constitutes a valid and binding obligation of Shareholder and Teldar, enforceable against it or one another in accordance with its terms.

     5.2 Organization, Good Standing, Power, etc. Teldar (a) is and has been throughout its corporate existence, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) is and has been throughout its corporate existence, duly qualified to do business and is currently in good standing in each United States jurisdiction in which the nature of the business conducted by it and the property owned by it makes such qualification necessary; and (c) has all requisite corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

     5.3 Capitalization. The authorized capital stock of Teldar consists of 100,000,000 authorized shares of common stock, par value $.0001, and 20,000,000 preferred shares, par value $.0001, of which 5,000,000 common shares and no preferred shares are presently issued and outstanding. All shares issued and outstanding have been duly authorized, validly issued and are fully paid and nonassessable. As of the Closing Date, there will not be outstanding any warrants, options or other agreements on the part of Teldar obligating Teldar to issue any additional shares of common or preferred stock or to convert any security or obligation into any shares of its capital stock, nor to convert any of its securities of any kind.

     5.4 Ownership of Teldar Shares. The delivery of certificates to the Buyer provided in Section 2.2 will result in the Buyer's immediate acquisition of record and beneficial ownership of the Teldar Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws. The number of Teldar Shares required for issuance are duly authorized and reserved for issuance and, when issued, paid for and delivered as contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

     5.5 Investments in Others. Teldar is not, directly or indirectly, a shareholder of, has no equity investments in and does not control any corporation, partnership or other entity and Teldar does not conduct any part of its business obligations through any subsidiaries or through any other entity in which it has an equity investment or which it directly or indirectly controls.

     5.6 Agreements Relating to Capital Stock. There are no agreements among Shareholder with respect to the voting of five percent (5%) or more of Teldar's outstanding shares on any matter. Teldar is not a party to any agreement nor has it taken any action involving any limitations on the voting rights to acquire its shares.

     5.7 Minute Books. The Teldar minute books accurately reflect all material corporate action of its Shareholder and Board of Directors.

     5.8 Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, to the best of Shareholder and Teldar's knowledge and belief no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Teldar or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Teldar or the consummation of the sale of the Teldar Shares to the Buyer.

     5.9 Financial Statements. Teldar has delivered to Buyer the balance sheet of Teldar as of April 13, 2001, and statements of income and changes in financial position for the periods then ended and the period from inception to the period then ended, together with the report thereon of Teldar's independent accountant (the "Teldar Financial Statements"). To the best of Teldar's knowledge and belief the Teldar Financial Statements are accurate and complete in accordance with generally accepted accounting principles.

     5.10 Litigation. To the best of Shareholder and Teldar's knowledge and belief, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving Teldar which is likely to have a material adverse effect on the business or financial condition of Teldar and its Subsidiaries, taken as whole. To the best of Shareholder and Teldar's knowledge and belief, Teldar is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Teldar.

     5.11 Absence of Certain Changes. To the best of Shareholder and Teldar's knowledge and belief, since the date of the Teldar
Financial Statements, Teldar has not:

          a. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Teldar or made any disposition of any of its material properties or assets other than in the ordinary course of business;

          b. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments and the aforesaid certificate of incorporation and by-laws of Teldar are in full force and effect;

          c. violated any of the provisions of its certificate of incorporation and by-laws;

          d. organized any new Subsidiary or acquired any Equity
          Securities of any Person or any equity or ownership interest in any business;

          e. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

          f. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

          g. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

          h. canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

          i. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

          j. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

          k. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

          l. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate;

          m. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

          n. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

          o. entered into any collective bargaining or union contract or agreement; or

          p. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of Teldar.

     5.12 No Material Adverse Change. To the best of Shareholder and Teldar's knowledge and belief, since the date of the Teldar
Financial Statements, there has not been any material adverse change in the business or financial condition of Teldar.

     5.13 Brokers or Finders. Shareholder and Teldar has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Teldar Shares to the Buyers.

     5.14 Disclosures. Buyer has been informed of all matters concerning or relating to Teldar and Shareholder or its affairs, assets and business which are or could be deemed material to making an informed judgment as to whether to enter into this Agreement.

     5.15 Survival of Representations and Warranties. These representations and warranties (a) shall be deemed made again at and as of the Closing herein and (b) shall survive the Closing, except for any action specifically required to be taken prior thereto in fulfillment of this Agreement.

     Shareholder waives all rights and claims against Teldar for breach by Teldar of any of its aforesaid representations and warranties.

6.        REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     The Buyer represents and warrants to Shareholder and Teldar that:

     6.1 Binding Effect. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against Buyer in accordance with its terms.

     6.2 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation of the sale of the Teldar Shares to the Buyer.

     6.3 Other Consents. No consent of any Person is required to be obtained by the Buyer to the execution, delivery and performance of this Agreement or the consummation of the sale of the Teldar Shares to the Buyer.

     6.4 Manner of Sale. At no time was Buyer presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

     6.5 Brokers or Finders. The Buyer has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Teldar Shares to the Buyer.

     6.6 Purchase for Investment. The Buyer is purchasing the Teldar Shares solely for his own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

7.        FILINGS WITH GOVERNMENTAL AUTHORITIES

     7.1 Regulatory Matters. Shareholder, Buyer and Teldar shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8.        DEFINITIONS.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.

     8.1 "Business Day" - Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

     8.2 "Code" - The Internal Revenue Code of 1986, as amended.

     8.3 "Encumbrances" - Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

     8.4 "Equity Securities" - See Rule 3a-11-1 under the Securities Exchange Act of 1934.

     8.5 "ERISA" - The Employee Retirement Income Security Act of
1974, as amended.

     8.6 "Governmental Body" - Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

     8.7 "Knowledge" - Actual knowledge, after reasonable investigation.

     8.8 "Person" - Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

     8.9 "Subsidiary" - With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

9.        NOTICES.

     All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

               (a) If to the Buyer:

               Dorothy P. Hughes
               6 East 125th Street
               New York, NY 10035
               Facsimile (212) 427-3816

               (b) If to Teldar:

               Teldar Financial, Inc.
               1422 Chestnut Street, Suite #410
               Philadelphia, PA 19102
               Facsimile (215) 893-3662
               Attn: William Tay, President

               (c) If to Shareholder:

               Dotcom Internet Ventures Ltd.
               1422 Chestnut Street, Suite #410
               Philadelphia, PA 19102
               Facsimile (215) 893-3662
               Attn: William Tay, President

10.  TERMINATION OF AGREEMENTS WITH SHAREHOLDER.

On the signing of this Agreement, via a duly executed Mutual
Termination Agreement, dated January 11, 2002, Teldar canceled its agreement, dated April 10, 2001, with Shareholder, which provided for Shareholder to locate business transaction candidates for Teldar, and a Shareholder Agreement, of even date, with Shareholder.

11.  INDEMNIFICATION AND RESCISSION.

11.1. Teldar and Shareholder hereby undertake and agree, jointly and severally, for the four-year period following the Closing, to indemnify and hold the Buyer harmless from and against and in respect of (a) any damage or loss to the Buyer resulting from the inaccuracy on the date hereof or on the Closing of any of the representations and warranties contained herein;(b) any liability (absolute or contingent) which is not shown on the Financial Statements which should be shown contemporaneously thereon in accordance with generally accepted accounting principles; (c) any obligation or liability arising from the failure of Teldar to discharge any duty or perform any obligation required of it or because of any default by Teldar under any agreement, lease, contract, commitment, instrument or obligation to which it is a party, in any case arising from or based on actions or failures to act by Teldar occurring on or before the Closing, or ; (d) any liability arising from violations by Teldar of any federal, state, or local law, ordinance, regulation, rule or order on or before the Closing.

11.2. Teldar and Shareholder hereby grant the Buyer the right to rescind the purchase of the Teldar Shares for just cause shown, and Teldar and Shareholder hereby undertake to repay to Buyer any and all sums paid by Buyer to them for said purchase, together with interest thereon at the rate hereinafter established and paid by the Chase Bank for 12-month Certificates of Deposit on the date of rescission in the event of any breach of any representation or warranty of Teldar appearing in this Agreement. Said right of rescission shall remain in full force and effect for a period of one year after the date of Closing, and shall be in addition to any other rights or remedies available to Buyer against Teldar or Shareholder.

12.       MISCELLANEOUS.

12.1 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

12.2 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

12.3 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

12.4 Exclusive Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among and between the parties with respect to its subject matter hereof.

12.5 Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement of any such modification or amendment is sought.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

12.7 Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Pennsylvania, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Pennsylvania.

12.8 Arbitration. All controversies which may arise between the parties relating to this Agreement shall be determined by submission before an arbitrator as selected by the arbitration facilities of the American Arbitration Association. Any arbitration proceeding commenced as a result of a dispute arising under this Agreement shall be conducted in the State of Pennsylvania, pursuant to the laws of Pennsylvania. This Agreement shall be construed and enforced in accordance with the Laws of the State of Pennsylvania, and the initiating party agrees to submit to the jurisdiction of Pennsylvania, which shall be the sole tribunal in which any party may initiate an action. Any court of competent jurisdiction may enforce judgment upon any award for compensatory damages. The parties to this Agreement intend to submit to arbitration any dispute or controversy arising out of this Agreement, and such submission shall be an express condition precedent to any legal or equitable action or proceeding of any nature. The cost of any arbitration, which shall include forum fees and attorney fees, shall be paid to the prevailing party by the other party, in an amount to be determined by the arbitrators.

12.9 Assignment and Binding Effect. This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the others, assign or transfer its rights or obligations hereunder to another company or person, except as herein expressly provided or permitted and except that Buyer may transfer all or any portion of their rights or obligations hereunder to any of their affiliates without prior written consent. Subject to the foregoing provisions of this Section 12.9, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.


                       [SIGNATURE PAGE FOLLOWS]


IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.


"THE BUYER"

DOROTHY P. HUGHES


/s/ Dorothy P. Hughes
------------------------------
By: Dorothy P. Hughes



"TELDAR"

TELDAR FINANCIAL, INC.
A Delaware Corporation


/s/ William Tay
------------------------------
By: William Tay, President



"SHAREHOLDER"

DOTCOM INTERNET VENTURES LTD.
A Delaware Corporation


/s/ William Tay
------------------------------
By: William Tay, President